Exhibit 4(7)

STATE OF ISRAEL
MINISTRY OF FINANCE

DIRECTOR GENERAL

February 11, 2009

CONSENT

Re: Registration Statement of
     State of Israel on Schedule B

I, Yarom Ariav, Director General of the Ministry of Finance of the State of Israel, hereby consent to the reference to the Director General under the caption “Official Statements” in the Prospectus of the State of Israel included in the Registration Statement filed by the State of Israel on the date hereof with the United States Securities and Exchange Commission and any amendments or supplements thereto.

THE GOVERNMENT OF ISRAEL
MINISTRY OF FINANCE

/s/ Yarom Ariav
Yarom Ariav
Director General
Ministry of Finance

Jerusalem, Israel